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                                                                   Exhibit 10.10

                                                                        ORIGINAL
                       ADVANCED TELECOMMUNICATION MODULES

                           INTERNATIONAL OEM AGREEMENT

This International OEM Agreement (the "Agreement") is entered into as of March 7, 1996, ("Effective Date") between Advanced Telecommunications Modules, Inc. ("ATMI"), located at 1130 East Arques Ave., Sunnyvale, CA 94086 ("Manufacturer"), its parent company, Advanced Telecommunications Modules, Limited, and Com21, Inc. ("Com21"), located at 1991 Landings Dr., Mountain View, CA 94043 ("Purchaser").

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE
PARTIES AGREE AS FOLLOWS:

1.      DEFINITIONS

        1.1. "STANDARD PRODUCTS" shall mean the most current version of the standard products manufactured by ATMI for general end-user availability listed in Exhibit A attached hereto.

        1.2. "SPECIAL PRODUCTS" shall mean the most current version of the non-standard products manufactured by special use by Purchaser listed in Exhibit A attached hereto.

        1.3. "TERRITORY" shall mean that geographic area identified in Exhibit G attached hereto.

        1.4. "END-USER" shall mean any third party which obtains a Product solely in order to fulfill its own internal needs.

        1.5. "END-USER LICENSE" shall at any time during the term of this Agreement, mean ATMI's then standard license agreement pursuant to which End-Users are granted the right to utilize software in or provided with ATMI products.

2.      PRODUCTS AND PURCHASE COMMITMENT

        2.1. PRODUCTS. The products covered by this Agreement shall be those products listed in Exhibit A attached hereto ("Standard Products" and "Special Products"). Products may be changed, abandoned or added by Manufacturer, at its sole discretion, provided that Manufacturer gives ninety (90) days' prior written notice to Purchaser. Upon written notification of Manufacturer's intent to change or abandon Products, Purchaser shall be granted an option to place a one time "End of Life" Purchase Order in addition to orders provided herein. "End of Life" purchase orders will be accepted at any time within the ninety (90) day notification period. If the "End of Life" purchase order is not sufficient to satisfy Purchaser's ongoing requirements, Manufacturer and Purchaser will negotiate with a third party escrow company to place sufficient manufacturing specifications to allow Purchaser to continue manufacture of the Products at their expense. In all cases, uses of the Products will be limited to those set forward in this document. Manufacturer shall be under no obligation to continue the production of any Product, except as provided herein.

        2.2. MINIMUM PURCHASE COMMITMENT. During the term of this Agreement, Purchaser shall purchase minimum lot quantities of Products as set forth in Exhibit A attached hereto ("Minimum Purchase Commitment").

3.      LIMITATIONS ON PURCHASER'S RIGHTS TO THE PRODUCTS

        3.1. OEM CERTIFICATION. Purchaser certifies that each and every Product to be purchased under this Agreement will be purchased on its behalf as an original equipment manufacturer and that each and every Product will be incorporated by Purchaser or its customers into another system that Purchaser assembles, for sale or lease, in the regular course of Purchaser's business. Purchaser further certifies that the system into which each and every Product is incorporated will include the addition of hardware and/or software supplied by Purchaser which, by an objective examination of such


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               factors as cost, product features, and pricing, represent a significant enhancement and transformation of the Products (with regard to both value and function) and result in a system substantially different from any of Manufacturer's systems. Purchaser agrees that Products intended for other purposes shall not be purchased under this Agreement. Upon Manufacturer's request, Purchaser shall furnish to Manufacturer evidence of compliance with the provisions of this Subsection 3.1. Purchaser acknowledges and agrees that its initial and continuing qualification under this Subsection 3.1. is within the sole discretion of Manufacturer.

        3.2. PURCHASE OF PRODUCTS SUBJECT TO SOFTWARE LICENSE AND OTHER RESTRICTIONS. The sale of each Product to Purchaser and the transfer of title for each purchased Product to Purchaser shall not include a sale of any software, computer programs, source codes, object codes, listings or related materials in machine-readable or printed form (including, firmware and all types of media), or any updates and modifications thereto that are included (collectively, "Software") or a transfer of Software title to Purchaser. Instead, the sale of each Product shall include a fully paid license for Purchaser to transfer the Software to its customers upon execution of a Software license by Purchaser's customers in accordance with the terms of Subsection
               6.1. below. Manufacturer shall retain full title to the Software and all copies thereof and Purchaser and its customers may use the Software only in accordance with the provisions of their executed Software licenses. Neither Purchaser nor its customers shall have any access to or rights in the Software source codes. Neither Purchaser nor its customers shall have the right to copy, modify or remanufacture any Product or part thereof.

4.      TERMS IS OF PURCHASE OF PRODUCTS BY PURCHASER

        4.1. TERMS AND CONDITIONS. All purchases of Products by Purchaser from Manufacturer during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

        4.2. PRICES. All prices are F.O.B. (as defined in Section 2319 of the California Uniform Commercial Code) Manufacturer's plant currently located at the address listed in Exhibit H or the point of arrival in the United States. Provided that Purchaser fulfills its Minimum Purchase Commitment in Exhibit A attached hereto, the purchase price to Purchaser for each of the Products ("Purchase Price") shall be a fixed percentage of Manufacturer's list price for that Product; the percentage for each Product is as set forth in Exhibit B attached hereto, and the current list prices for the Products are as set forth in Exhibit C attached hereto. The Purchase Price to Purchaser for repair parts for the Products shall be as set forth in Exhibit D attached hereto. Manufacturer has the right at any time to revise the prices in Exhibits C and D with thirty (30) days' advance written notice to Purchaser, but such prices shall not be greater than those sold to another customer in similar volumes. Such revisions shall only apply to all orders received after the effective date of revision. Price increases shall not affect unfulfilled purchase orders accepted by Manufacturer prior to the effective date of the price increase. Price decreases shall apply to pending purchase orders accepted by Manufacturer prior to the effective date of the decrease but not yet shipped.

        4.3. BILLBACK PROVISIONS. Purchaser's Purchase Price for each Product is based on the Minimum Purchase Commitment set forth in Exhibit B attached hereto. If Purchaser fails to purchase at least the minimum number of Products specified in Exhibit B for a given time period, then Manufacturer shall invoice Purchaser for the difference between Purchaser's Purchase Price and Manufacturer's standard discounted price for the quantity of Products actually purchased, and the full amount shall be due and payable to Manufacturer within thirty (30) days after the invoice date. The adjusted Purchase Price shall continue in effect for a given Product until Purchaser fails in a given time period to purchase the number of Products necessary for the adjusted Purchase Price, at which time the Purchase Price shall be further adjusted in accordance with the foregoing, procedure or until Purchaser again purchases the minimum number of the Product specified in Exhibit B in which case the Purchase Price shall apply.

        4.4. TAXES. Purchaser's Purchase Price does not include any federal, state or local taxes that may be applicable to the Products. When Manufacturer has the legal obligation to collect such taxes, the appropriate amount shall be added to Purchaser's invoice and paid by Purchaser unless Purchaser


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               provides Manufacturer with a valid tax exemption certificate authorized by the appropriate taxing authority.

        4.5. ORDER AND ACCEPTANCE. All orders for Products submitted by Purchaser shall be initiated by written purchase orders sent to Manufacturer and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally or by telex if a confirmational written purchase order is received by Manufacturer within five (5) days after said oral or telex order. To facilitate Manufacturer's production scheduling Purchaser shall submit non- binding forecasts to Manufacturer ninety (90) days prior to the requested month of delivery. Purchaser shall submit binding purchase orders to Manufacturer at least thirty (30) days prior to the first day of the requested month of delivery. No order shall be binding upon Manufacturer until accepted by Manufacturer in writing, and Manufacturer shall have no liability to Purchaser with respect to purchase orders that are not accepted. Manufacturer shall use its reasonable best efforts to notify Purchaser of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within fifteen (15) days after receipt of the purchase order. No partial shipment of an order shall constitute the acceptance of the entire order. absent the written acceptance of such entire order. Manufacturer shall use its reasonable best efforts to deliver Products at the times specified either in its quotation or in its written acceptance of Purchaser's purchase orders.

        4.6. TERMS OF PURCHASE ORDERS. Purchaser's purchase orders submitted to Manufacturer from time to time with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.

        4.7. INITIAL ORDER. Upon execution of this Agreement, Purchaser shall deliver to Manufacturer a written purchase order for the quantities of Products shown in Exhibit E attached hereto. The order shall be non-cancelable and shall be shipped to Purchaser based on Purchaser's delivery dates accepted by Manufacturer based on its production schedule and receipt of an export license.

        4.8. CHANGE ORDERS. Purchaser may utilize written change orders without penalty for orders that have not vet been accepted by Manufacturer. For orders that have been accepted by Manufacturer but have not yet been shipped (excluding the initial order under Subsection 4.7. above), Purchaser may utilize written change orders subject to the following conditions:

               4.8.1. Purchaser may delay delivery of any accepted order, provided that the rescheduled delivery date occurs during the term of this Agreement and provided further that Purchaser shall pay a rescheduling fee equal to [*] of the Purchase Price (net of freight, taxes, and other charges) of the rescheduled Products if Purchaser's change order is received by Manufacturer less than thirty (30) days before the assigned delivery date. Unless Manufacturer otherwise agrees, no change order shall be effective unless accompanied by the rescheduling fee. if any, required by this Subsection 4.8.1.

               4.8.2. Purchaser may cancel any order that has been accepted by Manufacturer, provided that, if the written change order is received by Manufacturer less than thirty (30) days before the assigned delivery date or if the written change order cancels an order that has been previously rescheduled under Subsection 4.8.1. above, then Purchaser shall pay a cancellation charge equal to fifteen percent (15%) of the net Purchase Price of the canceled Products.


        NOTICE PRIOR TO DELIVERY DATE              RESCHEDULING CHARGE          CANCELLATION CHARGE
        -----------------------------              -------------------          -------------------
        Greater than 90 days                               [*]                         [*]
        31-90 days (forecasting period)                    [*]                         [*]
        0-30 days (confirmed orders)                       [*]                         [*]


        4.9. PAYMENT. Manufacturer shall ship Products FOB from their manufacturing facility and shall


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               invoice upon shipment in U.S. dollars. Full payment of
               Purchaser's Purchase Price for the Products and spare parts (including any freight, taxes or other applicable costs initially paid by Manufacturer but to be home by Purchaser) shall be made by Purchaser to Manufacturer thirty (30) days from the date of the invoice. Payment shall be in U.S. dollars. All exchange, interest, banking, collection, and other charges shall be at Purchaser's expense. At such time as Manufacturer may grant a line of credit to Purchaser, payment terms shall be net thirty
               (30) days after date of invoice, and payment shall be made by wire transfer, check or other instrument approved by Manufacturer. Any invoiced amount not paid when due shall be subject to a service charge of one and one-half percent (1.5%) per month. Purchaser shall pay all of Manufacturer's costs and expenses (including reasonable attorneys' fees) to enforce and preserve Manufacturer's rights under this Subsection 4.9.

        4.10. SHIPPING. All Products delivered pursuant to the terms of this Agreement shall be suitably packed depending on the method of freight shipment in Manufacturer's standard shipping cartons, marked for shipment at Purchaser's address set forth above, and delivered to Purchaser or its carrier agent F.O.B. Manufacturer's manufacturing plant, at which time (subject to Subsection 4.13. below) title to such Products and risk of loss shall pass to Purchaser. Unless otherwise instructed in writing by Purchaser, Manufacturer shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Purchaser from the FOB point. Purchaser shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the carrier at Manufacturer's plant.

        4.11. REJECTION OF PRODUCTS. Purchaser shall inspect all Products promptly upon receipt thereof and may reject any Product that fails in any material way to meet the specifications set forth in Manufacturer's current brochure and specifications for that Product. Any Product not properly rejected within thirty (30) days after receipt of that Product by Purchaser ("Rejection Period") shall be deemed accepted. If any unit of a Product is shipped by Purchaser to its customer prior to the expiration of the Rejection Period, then that unit shall be deemed accepted upon shipment by Purchaser. To reject a Product, Purchaser shall, within the Rejection Period, notify Manufacturer in writing or by telex of its rejection and request a Return Material Authorization ("RMA") number. Manufacturer shall use its best efforts to provide the RMA number in writing or by telex to Purchaser within three (3) business days after receipt of the request. Within ten (10) days after receipt of the RMA number, Purchaser shall return to Manufacturer the rejected Product, freight prepaid, in its original shipping carton with the RMA number displayed on the outside of the carton. Provided that Manufacturer has complied with its obligations in this Subsection 4.11., Manufacturer reserves the right to refuse to accept any rejected Products that do not bear an RMA number on the outside of the carton. As promptly as possible but no later than thirty
               (30) working days after receipt by Manufacturer of properly rejected Products, Manufacturer shall, at its option and expense, either repair or replace the Products. Manufacturer shall pay the shipping charges back to Purchaser for properly rejected Products; otherwise, Purchaser shall be responsible for the shipping charges.

        4.12. RETURN OF PRODUCTS AFTER REJECTION PERIOD. Unless a Product is returned in accordance with the provisions of Manufacturer's standard warranty for the Product described in Subsection 5.1. below, after the Rejection Period Purchaser may not return a Product to Manufacturer for any reason without Manufacturer's prior written consent. For any Product for which Manufacturer gives such consent, Manufacturer shall charge Purchaser a restocking fee equal to fifteen percent (15%) of Purchaser's Purchase Price for that Product and shall credit the balance of the Purchase Price to Purchaser's account. Purchaser shall be responsible for all shipping charges.

        5.     WARRANTY TO PURCHASER

        5.1. STANDARD LIMITED WARRANTY. Manufacturer grants to Purchaser Manufacturer's standard limited warranty for the Products, including the limitations set forth in Subsections 5.2. and 5.3. below. Specifically, Manufacturer warrants that the Product hardware as delivered (except consumable items, such as fuses) conform to published specifications and are free from defects in materials and workmanship under normal use and service for the period set forth in the applicable Product


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               documentation. All Product warranty periods are Product specific and may vary by Product. The End-User warranty specifically disclaims all other warranties relating to the Products, including all warranties with respect to the performance of the Products. This warranty is contingent upon proper use of a Product in the application for which it was intended and does not cover Products that were modified without Manufacturer's approval or that were subjected by the customer to unusual physical or electrical stress. The Manufacturer's Standard Limited Warranty including terms, conditions, and warranty periods in included in
               Exhibit I attached hereto.

        5.2. NO OTHER WARRANTY. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, MANUFACTURER GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE. MANUFACTURER GRANTS NO WARRANTIES TO PURCHASER'S CUSTOMERS.

        5.3. LIMITATION OF LIABILITY. MANUFACTURER'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF PURCHASER'S PURCHASE PRICE. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY PURCHASER OR PURCHASER'S CUSTOMER OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.

        6.     SOFTWARE LICENSING AND SERVICES

        6.1. LICENSE TO PURCHASER. Manufacturer hereby grants to Purchaser an exclusive (except for usage rights reserved to Manufacturer), royalty-free, fully paid license to use, distribute, demonstrate and sublicense the object code of the Software in the Territory specified in Exhibit H attached hereto in carrying out Purchaser's obligations under the provisions of this Agreement. The license shall terminate on the termination of this Agreement for any reason.

        6.2 SUBLICENSING. Purchaser shall require each of its customers to execute a software End-User License for each Product purchased, in the form attached hereto as Exhibit F, as a specific condition to the purchase of that Product. Purchaser shall maintain a file of these such license agreements for Manufacturer's review. The End-User License fee for each Product is included in Purchaser's Purchase Price for the Product.

        6.3. SERVICES. To each licensee of the Software, Manufacturer shall provide the software maintenance services that are set forth in the License.

        7.     IMPORT AND EXPORT REQUIREMENTS

               Purchaser shall, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by Purchaser from the point of delivery into the United States. Purchaser understands that Manufacturer is subject to regulation by agencies of the U.S. government, including the U.S., Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Purchaser warrants that it will comply in all respects with the export and reexport restrictions set forth in the export license for every Product shipped to Purchaser.

        8.     TERMS AND TERMINATION

        8.1. TERM. This Agreement shall continue in force for a fixed term of five (5) years from the date hereof unless terminated earlier under the provisions of this Section 8. At the end of the fixed term, this Agreement shall terminate automatically without notice unless prior to that time the term of the Agreement is extended by mutual written consent of the parties.

        8.2. TERMINATION FOR CONVENIENCE. This Agreement may be canceled by either party for any reason or no reason, whether or not extended beyond the initial term, by giving the other party written


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               notice one hundred eighty (180) in advance.

        8.3. TERMINATION FOR CAUSE. Except as set forth in Subsection 8.4. below, if either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period.

        8.4. TERMINATION FOR FAILURE TO PURCHASE MINIMUM COMMITMENT. If Purchaser during the term of the agreement to purchase the minimum number of Products set forth in Subsection 2.2. above, then Manufacturer may terminate this Agreement effective upon delivery of a written notice to Purchaser, which is not cured in sixty (60) days.

        8.5. TERMINATION FOR INSOLVENCY. This Agreement shall terminate, without notice, (i) upon the institution by or against Purchaser of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Purchaser's debts, (ii) upon Purchaser's making an assignment for the benefit of creditors, or (iii) upon Purchaser's dissolution or ceasing to do business.

        8.6. FULFILLMENT OF ORDERS UPON TERMINATION. Upon termination of this Agreement for other than Purchaser's breach, Manufacturer shall continue to fulfill, subject to the terms of Section 4 above, all orders accepted by Manufacturer prior to the date of termination.

        8.7. LIMITATION ON LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Manufacturer or Purchaser. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

        8.8. SURVIVAL OF CERTAIN TERMS. The provisions of Sections 3.2., 4.3., 4.9., 4.13., 5, 7, 8, 9, 10, 11, 12, and 13 shall survive the termination of this Agreement for any reason. All Licenses executed under the provisions of Subsection 6.2. above prior to termination of this Agreement shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

        9.     LIMITED LIABILITY TO PURCHASER AND OTHERS

               MANUFACTURER'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY PURCHASER OR THE AMOUNT RECEIVED BY MANUFACTURER FOR THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL OR OTHER DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        10.    PROPERTY RIGHTS AND CONFIDENTIALITY

        10.1. PROPERTY RIGHTS. Purchaser agrees that Manufacturer owns all right, title, and interest in the product lines that include the Products and in all of Manufacturer's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products.

        10.2. SALE CONVEYS NO RIGHT TO MANUFACTURE OR COPY. The Products are offered for sale and are sold


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



               by Manufacturer subject in every case to the condition that such sale does not convey any license. expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products except as provided by agreement between ATML and Com21 regarding, a Hardware and Software Technology License. Purchaser shall take appropriate steps with its customers, as Manufacturer may request, to inform them of and assure compliance with the restrictions contained in this Subsection 10.2.

        10.3. CONFIDENTIALITY. Purchaser acknowledges that by reason of its relationship to Manufacturer hereunder it may have access to certain information and materials concerning Manufacturer's business, plans, customers, technology, and products that are confidential and of substantial value to Manufacturer, which value would be impaired if such information were disclosed to third parties. Purchaser agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Manufacturer. Purchaser shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Purchaser, Manufacturer shall advise whether or not it considers any particular information or materials to be confidential. Purchaser shall not publish any technical description of the Products beyond the description published by Manufacturer. In the event of termination of this Agreement, there shall be no use or disclosure by Purchaser of any confidential information of Manufacturer, and Purchaser shall not manufacture or have manufactured any devices, components or assemblies utilizing any of Manufacturer's confidential information. Purchaser's obligations shall not apply to information that: (i) is generally known to the public, or (ii) was in Purchaser's possession or known by it prior to receipt from Manufacturer, or (iii) was rightfully disclosed to Purchaser by a third party without restriction, or (iv) was independently developed by Purchaser without use of any confidential information of Manufacturer.

        11.    TRADEMARKS AND TRADE NAMES

               11.1 USE. During the term of this Agreement, Purchaser shall have the right to indicate to the public that its systems contain Manufacturer's Products and to designate such Products under the trademarks, marks, and trade names that Manufacturer may adopt from time to time ("Manufacturer's Trademarks"). Purchaser shall not alter or remove any Manufacturer's Trademark applied to the Products at the factory. Except as set forth in this Section 11, nothing contained in this Agreement shall grant to Purchaser any right, title or interest in Manufacturer's Trademarks. At no time during or after the term of this Agreement shall Purchaser challenge or assist others to challenge Manufacturer's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Manufacturer.

        11.2. APPROVAL OF REPRESENTATIONS. All representations of Manufacturer's Trademarks that Purchaser intends to use shall first be submitted to Manufacturer for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Manufacturer.

        12.    PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY

        12.1. INDEMNIFICATION. Purchaser agrees that Manufacturer has the right to defend, or at its option to settle, and Manufacturer agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Purchaser or its customer on the issue of infringement of any United States patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Manufacturer shall have sole control of any such action or settlement negotiations, and Manufacturer agrees to pay, subject to the limitations hereinafter set forth, any final judgment or settlement entered against Purchaser or its customer on such issue in any such suit or proceeding defended by Manufacturer. Purchaser agrees that Manufacturer at its sole option shall be relieved of the foregoing obligations unless Purchaser or its customer notifies Manufacturer promptly in writing of such claim, suit or proceeding and gives Manufacturer authority to proceed as contemplated herein, and, at Manufacturer's expense, gives Manufacturer proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. If the Products, or any part thereof, are, or in the opinion of Manufacturer may become, the subject of any claim, suit or proceeding for infringement of any United States patent, copyright or trademark, or if it is adjudicatively determined that the Products, or any part thereof, infringe any United States patent, copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result, enjoined, then Manufacturer may, at its option and expense either: (i) procure for Purchaser and its customers the right under Such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (ii) replace the Products, or part thereof, with other suitable Products or parts of equivalent performance or functionality; or (iii) suitably modify the Products, or part thereof while maintaining equivalent performance and functionality; or (iv) if the use of the Products, or part thereof, evented by injunction, remove the Products, or part thereof, and refund the aggregate payments paid therefor by Purchaser, less a reasonable sum for use and damage. Manufacturer shall not be liable for any costs or expenses incurred without its prior written authorization.

        12.2. LIMITATION. Notwithstanding the provisions of Subsection 12.1. above, Manufacturer assumes no liability for (i) infringements covering completed equipment or any assembly, circuit, combination, method or process in which any of the Products may be used but not covering the Products when used alone; (ii) trademark infringements involving any marking or branding not applied by Manufacturer or involving any marking or branding applied at the request of Purchaser; or (iii) infringements involving the modification or servicing of the Products, or any part thereof, unless such modification or servicing was done by Manufacturer.

        12.3. ENTIRE LIABILITY. The foregoing provisions of this Section 12 state the entire liability and obligations of Manufacturer and the exclusive remedy of Purchaser and its customers, with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or any part thereof.

        13.    GENERAL PROVISIONS

        13.1. INDEPENDENT CONTRACTORS. The relationship of Manufacturer and Purchaser established by this Agreement is that of independent contractors and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Purchaser to create or assume any obligation on behalf of Manufacturer for any purpose whatsoever. All financial obligations associated with Purchaser's business are the sole responsibility of the Purchaser. All sales and other agreements between Purchaser and its customers are Purchaser's exclusive responsibility and shall have no effect on Purchaser's obligations under this Agreement. Purchaser shall be solely responsible for, and shall indemnify and hold Manufacturer free and harmless from, any and all claims, damages or lawsuits (including, Manufacturer attorneys' fees) arising out of the acts of Purchaser, its employees or its agents.

        13.2. GOVERNING LAW AND JURISDICTION. This Agreement shall be covered by and construed under the laws of the State of California, U.S.A., except that perfection of the title reserved by Manufacturer in Subsection 4.13. above shall be governed by the laws of Purchaser's jurisdiction. The federal and state courts within the State of California, U.S.A., shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Purchaser hereby expressly consents to (1) the personal jurisdiction of the federal and state courts within California, (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein Purchaser or any of its assets are present.

        13.3. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

        13.4. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

        13.5. FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

        13.6. NONASSIGNABILITY AND BINDING EFFECT. A mutually agreed consideration for Manufacturer's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Purchaser under its present ownership, and, accordingly, Purchaser agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Manufacturer provided that purchaser's assignment to an acquiror of all or substantially all of Purchaser's stock, assets or business shall not require Manufacturer's consent. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        13.7. LEGAL EXPENSES. The prevailing, party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

        13.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Advanced Telecommunications Modules, Inc.          Com21, Inc.

By:                                                By:

Title:                                             Title:

                                    EXHIBIT A
               PRODUCT DESCRIPTION AND MINIMUM PURCHASE COMMITMENT


STANDARD PRODUCTS

PRODUCTION                   DESCRIPTION

VM1000                Virata Switch Base
VM2100                4XATM25 Switch Adapter
VM2200                2XATN155 UPT-5 Switch Adapter
VM3200                2XATMI55 MMF Switch Adapter
VM8100                Ethernet Switch Adapter

SPECIAL PRODUCTS

PRODUCT NO.           DESCRIPTION

VM1000SP              Virata Switch Base Motherboard






MINIMUM PURCHASE COMMITMENT

PRODUCT NO.           MINIMUM PURCHASE

VM1000                [*]
VM1000SP              [*]

VM2100                [*]
VM2200                [*]
VM3200                [*]
VM8100                [*]




*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B
                             PRODUCT PURCHASE PRICE

STANDARD PRODUCTS

PRODUCT NO.           QUANTITY                               PURCHASER'S DISCOUNT OFF LIST PRICE
-----------           --------                               -----------------------------------
                      (OVER 360 DAY PERIOD)
VM1000                [*]                                       [*]
                                                                [*]
VM2100                [*]                                       [*]
                                                                [*]
VM2200                [*]                                       [*]
                                                                [*]
VM3200                [*]                                       [*]
                                                                [*]
VM8100                [*]                                       [*]


SPECIAL PRODUCTS

PRODUCT NO.     QUANTITY                      PURCHASER'S DISCOUNT
-----------     --------                      --------------------
VM1000SP        [*]                           [*]






*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C
                       MANUFACTURER'S CURRENT LIST PRICES


PRODUCT NO.           DESCRIPTION                               LIST PRICE
-----------           -----------                               ----------
VL1000                Virata Link PC ISA, Adapter ATM25         $[*]
VL2000                Virata Link PC PCI Adapter, ATM 25        $[*]
VM1000                Virata Switch Base                        $[*]
VM2100                4XATM25 Switch Adapter                    $[*]
VM2200                2XATMI55 UPT-5 Switch Adapter             $[*]
VM3200                2XATM155 MMF Switch Adapter               $[*]
VM8100                Ethernet Switch Adapter                   $[*]
VS3200                Virata Store 8 GB 155mbs MNM Server       $[*]


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D
                       SPARE PARTS LIST AND PRICE SCHEDULE


DESCRIPTION               QUANTITY                         LIST PRICE
-----------               --------                         ----------
                                                          (PER DEVICE)
Quark Chip            [*]                                     [*]
                      [*]                                     [*]
Gluon Chip            [*]                                     [*]
                      [*]                                     [*]


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E
                                  INITIAL ORDER

Upon execution of this Agreement, Purchaser shall deliver to Manufacturer a written, noncancelable purchase order for the following quantities of Products:

Product                           Quantity
-------                           --------
VM1000 - Virata Switch Base         [*]
Quark Chip                          [*]
Gluon Chip                          [*]



*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT F
                                SOFTWARE LICENSE

                   ADVANCED TELECOMMUNICATIONS MODULES LIMITED
                            END-USER SOFTWARE LICENSE
                                  REVISION 1.0

PLEASE READ THIS LICENSE CAREFULLY BEFORE OPENING THE PACKAGE OR USING THE SOFTWARE. BY OPENING THE PACKAGE OR USING THE SOFTWARE, YOU ARE AGREEING TO BE BOUND BY THE TERMS OF THIS LICENSE. IF YOU DO NOT AGREE TO THE TERMS OF THIS LICENSE, PROMPTLY RETURN THE UNUSED SOFTWARE TO THE PLACE WHERE YOU OBTAINED IT AND YOUR MONEY WILL BE REFUNDED. ADVANCED TELECOMMUNICATIONS MODULES LIMITED
(ATML) SOFTWARE IS LICENSED NOT SOLD.

FOR THE LIMITED WARRANTY PERTAINING TO THIS PRODUCT, PLEASE REFER TO THE WARRANTY LEAFLET INCLUDED WITH THIS PACKAGE.

1. LICENSE. The application, demonstration, system and other software accompanying this License, whether on disk, in read-only memory, or on any other media (the "ATML Software"), and the related documentation are licensed to you by Advanced Telecommunications Modules Limited (ATML). You own the medium on which the ATML Software are recorded, but ATML and/or ATML's licensor(s) retain title to the ATML Software and related documentation. The License allows you to use the ATML Software on a single ATML product and only make one copy of the ATML Software in machine-readable form only for backup purposes. You must reproduce, on such copy, the ATML copyright notice and any other proprietary legends that were on the original copy of the ATML Software. You may also transfer all your license rights in the ATML Software, the backup copy of the ATML Software, the related documentation, and a copy of this License to another party, provided the other party reads and agrees to accept the terms and conditions of this License.

2. RESTRICTIONS. The ATML Software contains copyrighted material, trade secrets, and other proprietary material. In order to protect them, and except as permitted by applicable legislation, you may not decompile, reverse engineer, disassemble, or otherwise reduce the ATML Software to a human-perceivable form: copy, modify, network, rent, lease, loan, or distribute the ATML Software: or create derivative works based upon the ATML Software in whole or part. You may not electronically transmit the ATML Software from one computer to another or over a network.

3. TERMINATIONS. This License is effective until terminated. You may terminate the License at any time by destroying the ATML Software, related documentation and all copies thereof. This License will terminate immediately without notice from ATML if you fail to comply with any provision of this License. Upon termination you must destroy the ATML Software, exclusions in this License Agreement and shall have no right to any refund of any amount paid for the ATML Software. No termination shall release you from liability for any breach of this License Agreement.

4. EXPORT LAW ASSURANCE. You agree and certify that neither the ATML Software nor any other technical data received from ATML, nor the direct product thereof, will be shipped, transferred, or exported, directly or indirectly, to any country in violation of any applicable law, including the United States Export Administration Act and the regulations thereunder.

5. CONTROLLING LAW AND SEVERABILITY. This License shall be governed by and construed in accordance with the laws of England. If for any reason a court of competent jurisdictions finds any provision of this License, or portion thereof, to be unenforceable, that provision of the License shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this License shall continue in full force and effect.

6. ACKNOWLEDGMENT. You acknowledge that you have read this License Agreement, understand it, and agree to be bound by its terms and conditions. You also agree that the License agreement is the complete and exclusive statement of agreement between the parties and supersedes all proposals or prior agreements, oral or written, and any other communications between the parties relating to the subject matter of the License Agreement. No amendment to or modification of this License will be binding unless in writing and signed by a duly authorized representative of ATML.



                                       2.

                                    EXHIBIT G
                                    TERRITORY


The World

                                    EXHIBIT H
                                  F.O.B. POINT


                              GSS/Array Technology
                                6835 Via Del Oro
                                   San Jose CA
                                   95119-1315

                               408-229-6100 Phone
                                408-362-3111 Fax

                                    EXHIBIT I
                 MANUFACTURER'S STANDARD PRODUCT WARRANTY PERIOD

        ATM Network Adapters                  [*]

        ATM Switches                          [*]

        Spare parts and spare kits            [*]




*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT J
                         ADVANCE NOTIFICATION AGREEMENT

Manufacturer agrees to notify Purchaser in writing, ninety (90) days in advance of shipments to Purchaser, any form, fit, or functional changes to products procured by Purchaser. In the event a critical situation occurs which forces a change to occur within the ninety (90) day notification period, Purchaser will also be provided with immediate notification.

Furthermore, Manufacturer agrees to provide Purchaser with the option to evaluate potential changes which affect form, fit, or function, in advance of forecasted or requested shipments to Purchaser. If the changes are deemed unacceptable to Purchaser, upon written notification, Manufacturer will supply Purchaser with up to six months of the forecasted requirements at the previous configuration before making the proposed change. If the Manufacturer is not able to provide the previous configuration, manufacturer will

i. accommodate the requirements of the Purchaser in the changed configuration, or

ii. collaborate with, and assist the Purchaser in making changes to Purchaser's product to accommodate changes, or

iii.    provide end of life products per agreement.

If Purchaser does not provide a written request to evaluate the potential changes within ten (10) working days of notification by Manufacturer, Manufacturer is not obligated to supply Purchaser with the previous configuration.


                                       1.

                     ADVANCED TELECOMMUNICATION MODULES INC.
               (HEREIN ATMI) STANDARD TERMS AND CONDITIONS OF SALE


1 TERMS OF SALE THE TERMS OF SALE CONTAINED HEREIN APPLY TO ALL QUOTATIONS MADE AND PURCHASE ORDERS ENTERED INTO BY THE SELLER, WHETHER IN DOCUMENTARY FORM OR TRANSMITTED BY ELECTRONIC MEANS. SOME OF THE TERMS SET OUT HERE MAY DIFFER FROM THOSE IN BUYERS PURCHASE ORDER AND SOME MAY BE NEW. SELLERS ACCEPTANCE IS CONDITIONAL ON BUYERS ASSENT TO THE TERMS SET OUT HERE IN LIEU OF THOSE IN BUYER'S PURCHASE ORDER. SELLER'S FAILURE TO OBJECT TO PROVISIONS CONTAINED IN ANY COMMUNICATION FROM BUYER SHALL NOT BE DEEMED A WAIVER OF THE PROVISIONS OF THIS ACCEPTANCE. ANY CHANGES IN THE TERMS CONTAINED HEREIN MUST SPECIFICALLY BE AGREED TO IN WRITING BY AN OFFICER OR MANAGER OF THE SELLER BEFORE BECOMING BINDING ON EITHER THE SELLER OR THE BUYER. All orders or contracts must be approved and accepted by the seller at its home office. These terms shall be applicable whether or not they are attached to or enclosed with the product to be sold hereunder. No shipments will be made until a signed Purchase Order or other appropriate document is received by Seller. These terms do not apply to the licensing of software products offered by the Seller. Such products are made available only under the terms of Seller's standard software license terms.

2 TAXES Unless otherwise specifically provided herein, the amount of any present or future sales, revenue, excise or other tax to the product covered by this order or the manufacture or sale thereof, shall be added to the purchase price and shall be paid by the Buyer, or in lieu thereof the Buyer shall provide the Seller with a tax exemption certificate acceptance to the taxing authorities. In the event Seller is required to pay any such tax, fee or charge at the time of Sale or thereafter, the Buyer shall reimburse Seller therefor.

3 ORDERS Buyers shall supply Seller with a letter or purchase order on company letter head. Buyer's orders should state desired shipping date, but Seller is under no obligation to meet Buyer's expected delivery date Orders placed by Buyer and acknowledged by Seller will be subject to the terms listed below in the payment section. No purchase order shall be binding until accepted by Seller in writing

4 SHIPMENT Unless otherwise specified on the face hereof, shipments of goods within and outside the U.S. shall be delivered FOB Seller's dock, and title and liability for loss or damage thereto shall pass to Buyer upon Seller's tender of delivery of the goods to carrier for shipment to Buyer, and any loss or damage thereafter shall not retrieve Buyer of any obligation hereunder. Buyer shall reimburse Seller for taxes and any other expenses incurred for licenses for clearance required at port of entry and destination. Seller may deliver the good in installments. Unless otherwise agreed, all items shall be packed in accordance with Seller's normal practices. Buyer shall pay the per unit carriage and insurance amount attributable to each product, as specified in Seller's Price List in effect at the time of this Acknowledgment.

5       PAYMENT
        (a)    Unless otherwise agreed all invoices are due and payable thirty
               (30) days from date of invoice. No discounts are authorized. Shipments, deliveries and performance of work shall at all times be subject to the approval of the Seller's credit department and the Seller may at any time decline to make any shipments or deliveries or perform any work except upon receipt of payment or upon terms and conditions or security satisfactory to such department.

        (b) If, in the judgment of the Seller, the financial condition of the Buyer at any time does not justify continuation of production or shipment on the terms of payment originally specified, the Seller may require full or partial payment, in advance, and, in the event of the bankruptcy or insolvency of the Buyer or in the event any proceeding is brought by or against the Buyer under the bankruptcy or insolvency laws, the Seller shall be entitled to cancel any order then outstanding and shall receive reimbursement for its cancellation charges.


                                       2.

        (c) Each shipment shall be considered a separate and independent transaction, and payment therefor shall be made accordingly. If shipments are delayed by the Buyer, payment shall become due on the date when the Seller is prepared to make shipment. If the work covered by the purchase order is delayed by the Buyer, payments shall be made based on the purchase price and the percentage of completion. Products held for the Buyer shall be at the risk and expense of the Buyer.

        (d) Customer grants and ATMI retains a purchase money security interest in each Product furnished hereunder and any proceeds thereof, until the full purchase thereof shall have been paid in full.

6 SHIPPING DATES All shipping dates are estimates only and are dependent upon prompt receipt of the necessary information from Buyer. Shipments may be made in installments. Seller shall be excused from performance and shall not be liable for any delivery or for non delivery, in whole or in part, caused by the occurrence of any contingency beyond the reasonable control of Seller, including but not limited to war (whether an actual declaration thereof is made), sabotage or other act or civil disobedience, judicial action, labor dispute, accident, defaults of suppliers, fire, act of God, shortage of labor, fuel, raw materials or machinery or technical or yield failure where Seller has exercised ordinary care in the prevention thereof. Seller may at its sole discretion allocate production and delivery among Seller's customers.

7       RESCHEDULING/CANCELLATION

        (a) No delivery delay requested by Buyer on an order placed will be effective unless covered by an amendment to the order that provides for the payment of any agreed upon costs the delay imposes on Seller and that it is signed by a duly authorized representative of Seller.

        (b) Products returned for convenience of Buyer if accepted by Seller shall be subject to a restocking fee.

        (c) Buyer may not cancel or reschedule any order scheduled for delivery within thirty (30) days

        (d) A cancellation charge shall be assessed to Buyer on order for standard ATMI products which are canceled within sixty (60) days of the scheduled delivery date. The amount of such charge shall be based on the quantity canceled and the time remaining.



                                       3.

ADVANCED                                 Advanced Telecommunications Modules Inc
TELECOMMUNICATIONS                                         1130 E. Arques Avenue
MODULES                                                      Sunnyvale, CA 94086
                                                                 Ph 408 523 1400
                                                                 Fx 408 523 1410

June 12, 1996

Com21, Inc
1991 Landings Drive
Mountain View, CA 94043

Dear Sir:

INTERNATIONAL OEM AGREEMENT


We refer to the above agreement entered into between us on 7th March 1996 ("Agreement").

We have discussed certain provisions of the Agreement and agreed that certain changes and additions, as set out in this letter will be made to the Agreement. This letter sets out the terms of our agreement as follows:

1. Defined terms in the Agreement shall have the same meaning in this letter.

2.      Clause 6.1 of the Agreement shall be amended by:

2.1 the deletion of the words "an exclusive" in the first line of that clause and the insertion, in the same place, of the words "a non exclusive"; and

2.2 the deletion of the words "Exhibit H" in the fourth line of that clause and the insertion in the same place, of the words "Exhibit G"

        such that Clause 6.1 shall, from the date of the letter be deemed to read:

        6.1 License to purchaser. Manufacturer hereby grants to Purchaser a non exclusive (except for the usage rights reserved to Manufacturer),royalty-free, fully paid license to use, distribute, demonstrate and sub-license the object code of the Software in the Territory specified in Exhibit G attached hereto in carrying out the Purchaser's obligations under the provisions of this Agreement. The license shall terminate on the termination of this Agreement for any reason.

3. COM21 hereby unconditionally and irrevocably waives any claim that it has or which it may have as a result of any breach of Clause 6.1 which may have occurred prior to the date of this letter.

4. ATM Inc. will not, for a period of two years from the date of this letter manufacture for sale cable modem head-end devices.

5. ATM Inc. will not from the date of your acceptance of the terms of the letter, convey to any other party COM21 technology information or COM21 product features that ATM Inc. learns during the course of doing business with COM21 unless such information is or falls into the public domain (other than in breach of the terms of this letter or any other confidentiality agreement between us).


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       4.

6. The remaining terms in the Agreement, including for the avoidance of doubt Clause 10, shall remain in full force and effect and shall remain binding obligations of ATM Inc. and COM21 in accordance with their terms.

7. This letter shall be covered by and construed under the laws of the State of California, USA. The federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this letter. COM21 expressly consents to (1) the personal jurisdiction of the federal and state courts within California,
        (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this letter, and (iii) the uncontested enforcement of a final judgement from such court in any other jurisdiction wherein COM21 or any of its assets are present.

We should be grateful if you could indicate your acceptance of the above terms by signing and returning the enclosed copy letter to us.

Yours faithfully



---------------------------------------
for and on behalf
ATM Inc.


We hereby and agree to and accept the terms of this letter.

-----------------------------------
For and on behalf of COM21, Inc.


----------------------
Date



                                       5.